Exhibit 99.2

April 17, 2008

Jack L. Kopnisky

President

The First Marblehead Corporation

34th Floor

800 Boylston Street

Boston, MA 02199-8157

Legal Department

The First Marblehead Corporation

34th Floor

800 Boylston Street

Boston, MA 02199-8157

Re: Notice of Termination of School Channel Umbrella Agreement

Dear Mr. Kopinsky:

Reference is hereby made to that certain Bank of America School Channel Loan Program Amended and Restated Umbrella Agreement, dated as of June 30, 2006 (the “School Channel Umbrella Agreement”) by and between The First Marblehead Corporation (“FMC”) and Bank of America, N.A. (“Program Lender”). Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the School Channel Umbrella Agreement.

As you know, Section 24(c) of the School Channel Umbrella Agreement provides that FMC or Program Lender may terminate the School Channel Umbrella Agreement by notice to the other party if TERI becomes a debtor in a bankruptcy or insolvency proceeding. On April 7, 2008, TERI filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the District of Massachusetts. TERI’s bankruptcy filing constitutes cause for termination of the School Channel Umbrella Agreement. Accordingly, this is to notify you that Bank of America is terminating the School Channel Umbrella Agreement effective today.

Effective immediately, the Program Lender shall not accept any additional applications for Bank of America SC Conforming Loans but shall complete all scheduled funding with respect to applications it has already approved and shall pay any fees that would have been due to FMC related to such disbursements.

This is to further advise you that the Program Lender reserves all of its rights and remedies under the School Channel Umbrella Agreement, the Program Agreements, applicable law or otherwise.

Sincerely,

BANK OF AMERICA

By:  /s/    Andrew R. Irwin

        Name:  Andrew R. Irwin

        Its:  Senior Vice President